PRIVATE LABEL AGREEMENT

This PRIVATE LABEL AGREEMENT (this "Agreement") is dated as of October 19, 2007 ("Effective Date"), by and between Telkonet, Inc., a Utah corporation ("Telkonet"), and Geeks On Call America, Inc., a Virginia corporation ("GOCA") and its successors (hereinafter collectively referred to as the "parties").

WHEREAS, GOCA is engaged in the business of providing technology solutions to small and medium sized business and residential customers (the "Business").

WHEREAS, GOCA desires to purchase certain products as set forth on Exhibit A, attached hereto and made a part hereof (the "Products"), from Telkonet that incorporate Telkonet's proprietary powerline communication technology (the "Technology") for use and resale to customers located in the United States bearing trademarks and logos owned or used by GOCA.

WHEREAS, Telkonet desires to sell to GOCA, and GOCA desires to buy from Telkonet, the Products on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. PRODUCTS; PURCHASE AND SALE

1.1 Products. During the Term (as hereinafter defined), Telkonet shall manufacture, package and sell the Products bearing the GOCA Trademarks (as hereinafter defined), and GOCA shall purchase such Products from Telkonet, in each case, subject to the terms and conditions of this Agreement. GOCA shall also have the right to provide all support and maintenance services for the Products to its customers.

1.2 Purchase and Sale.

(a) Upon the terms and conditions hereof, Telkonet shall sell to GOCA the quantities of Products set forth in any purchase order issued by GOCA, and GOCA shall purchase from Telkonet such Products in accordance with Telkonet's general terms and conditions of purchase included in Exhibit A.

(b) Telkonet shall not sell or otherwise distribute Products labeled with the GOCA Trademarks or identified by specific part number unique to GOCA to any person or entity other than GOCA. During the Term, and after the termination or expiration, of this Agreement, Telkonet shall not register or attempt to register any domain names, trademarks, service marks, or trade names that are identical or similar to any GOCA Trademark.

(c) Notwithstanding anything to the contrary set forth herein, Telkonet acknowledges that GOCA shall be responsible for purchasing only those Products for which it has issued binding purchase orders hereunder.

(d) GOCA hereby agrees to purchase the minimum quantities of Products set forth on Exhibit B.

1.3 Orders; Shipment. Subject to the other provisions of this Agreement, GOCA shall order Products by submitting to Telkonet, through GOCA's "GeekNet" system, purchase orders specifying the type and quantity of Products being ordered and the delivery dates for such Products. GOCA shall be responsible for purchasing only those Products for which it has issued purchase orders hereunder. The parties hereto agree and acknowledge that the terms of this Agreement will supersede (i) any different or additional terms in any other purchase order, document, terms and conditions and other correspondence submitted by GOCA and/or Telkonet, and (ii) any course of dealing or usage of trade. Telkonet shall be responsible for the packaging and shipping of the Products as requested by GOCA to any address as requested by GOCA in writing. All shipments of the Products to GOCA shall be FOB Germantown, Maryland [INCOTERMS 2000] and all risk of loss to all Products transported pursuant to this Agreement shall pass to GOCA on the delivery of each such Product to a shipper, freight forwarder or other carrier designated by GOCA for pick-up of such Product. Telkonet shall deliver the Products to GOCA free of any liens, claims, and encumbrances created by or through Telkonet. All costs related to shipment of any Products shall be borne by GOCA.

1.4 Price. GOCA shall pay to Telkonet for each unit of Product purchased pursuant to this Agreement the respective price per unit set forth on Exhibit C, attached hereto and made a part hereof. The parties agree to mutually review and discuss on an annual basis, the adjustment of the price for the Products based on various factors, including, but not limited to, volume of Products purchased by GOCA. Any price changes, if mutually agreed to, shall be effective on the mutually agreed to date and will be reflected in a change to Exhibit C.

1.5 Payment. Telkonet will present to GOCA its invoices for Products shipped to GOCA and GOCA will pay each of Telkonet's undisputed invoices within thirty (30) days of GOCA's receipt of the invoice.

1.6 Additional Products. The parties hereto may amend Exhibit A from time to time to add additional products manufactured by Telkonet thereto by written instrument signed by the parties.

SECTION 2. AGREEMENTS CONCERNING PRODUCTS

2.1 Identification and Labeling. GOCA will market the Products as "1-800-905-GEEK" products and the Products and documentation accompanying the Products shall bear the GOCA name and other trademarks, service marks and logos owned and/or used by GOCA ("GOCA Trademarks"). Using the trade dress requested by GOCA, Telkonet shall (a) manufacture the Product and affix (i) as requested by GOCA, the GOCA Trademarks on all Products ordered by GOCA and the packaging of such Products, and (ii) GOCA's model, part and serial numbers to all Products shipped to GOCA pursuant to this Agreement in any commercially reasonable manner as mutually agreed between the parties, and (b) program such Products with GOCA's vendor model identification numbers during manufacture of the Products. Each Product's serial number shall be unique to GOCA. The serial number printed on labels affixed to each Product shall be the same number as that located on the box or the package for such Product. GOCA shall provide Telkonet with specifications for packaging, labeling and

bar coding of the Product that is consistent with packaging, labeling and bar coding used by Telkonet in the conduct of its business. No Products purchased pursuant to this Agreement, nor any documentation accompanying such Products, shall bear any labels, trademarks or other markings of Telkonet or any other original equipment manufacturer unless required by applicable law or regulations.

2.2 Ownership of Intellectual Property.

(a) Telkonet acknowledges and agrees that the GOCA Trademarks are the sole and exclusive property of GOCA and, except as expressly provided herein, no right, property, license, permission or interest of any kind in or to the GOCA Trademarks is or is intended to be given or transferred to or acquired by Telkonet by the execution, performance or non-performance of this Agreement or any part hereof. Telkonet hereby agrees neither to assert any claim to any goodwill, reputation or ownership of the GOCA Trademarks by virtue of its use of the GOCA Trademarks pursuant to this Agreement nor to contest the validity or ownership by GOCA of the GOCA Trademarks. Telkonet agrees that it will not act in any way in derogation of any of GOCA's rights in connection with the GOCA Trademarks either during the Term or thereafter and that it will not use the GOCA Trademarks except as expressly permitted hereunder.

(b) GOCA acknowledges and agrees that the Technology, including, but not limited to, all updates thereto and any and all intellectual property arising therefrom, is the sole and exclusive property of Telkonet and, except as expressly provided herein, no right, property, license, permission or interest of any kind in or to the Technology is or is intended to be given or transferred to or acquired by GOCA by the execution, performance or non-performance of this Agreement or any part hereof. GOCA hereby agrees neither to assert any claim to any goodwill, reputation or ownership of the Technology by virtue of its use of the Technology pursuant to this Agreement nor to contest the validity or ownership by Telkonet of the Technology. GOCA agrees that it will not act in any way in derogation of any of Telkonet's rights in connection with the Technology either during the Term or thereafter and that it will not use the Technology except as expressly permitted hereunder.

2.3 Manuals and Documentation. Telkonet shall provide GOCA with the computer files (in Microsoft Word format) containing the owner's manual documentation to be customized with GOCA's branding, Telkonet safety and other required information. GOCA will verify and return a Microsoft Word or PDF file master to Telkonet for purposes of creating CD's to be shipped with each Product. GOCA will provide artwork for the CD and its protective case as needed and Telkonet will arrange for custom printed CD's and cases to be made available for programming with GOCA specific files. Telkonet shall be responsible for including such CD's, instruction manuals and marketing literature with each unit of the Product. All costs associated with the production of the CD's and applicable marketing materials shall be borne by GOCA. Telkonet will also provide marketing assistance to GOCA, at GOCA's expense, with respect to the creation of sales and marketing collateral materials intended to assist GOCA position the private label products for sale within its vertical markets.

2.4 Packaging. All Products shipped by Telkonet to GOCA and its customers will utilize Telkonet standard packaging with labeling reasonably designated by GOCA.

2.5 Specifications Changes. Telkonet shall provide at least thirty (30) days prior written notice to GOCA of any changes to specifications of the Products.

2.6 Repair and Support. Telkonet shall continue to provide Repair Service (as hereinafter defined), support, maintenance and spare parts for the Products for one year after the delivery of the last unit of the Product by Telkonet to GOCA and/or GOCA's customer and such Repair Service shall be provided as set forth in Section 3.3.

2.7 Training. Telkonet shall provide training to GOCA representatives at the prices and in accordance with requirements to be mutually agreed upon by Telkonet and GOCA. The parties shall use commercially reasonable efforts to reach an agreement on such training as soon as practicable following execution of this Agreement.

SECTION 3. CUSTOMER SERVICE AND WARRANTY

3.1 Telkonet Warranty.

(a) Warranty. Telkonet expressly warrants that all Products shipped pursuant to this Agreement shall conform to the specifications set forth on Exhibit A and any and all published specifications, drawings and samples or other descriptions provided by Telkonet for such Products (collectively, "Specifications") (i) for a period of one (1) year after the shipment date of such Product, and (ii) in the case of any repairs performed on out-of-warranty Product(s), ninety (90) days from the return shipment date of each such repaired or replacement Product(s).

(b) Warranty Procedure. Telkonet will honor the warranty set forth in this Section 3.1 promptly by, at Telkonet's option, either (i) repairing or replacing defective or nonconforming Products within ten (10) working days of receipt of such defective or nonconforming Product by Telkonet, or (ii) refunding the price paid by GOCA for such Products or components thereof. GOCA shall not return any Products to Telkonet without having obtained the express, prior authorization of Telkonet, which authorization GOCA shall obtain by calling the Telkonet "Customer Service Department" and obtaining a "Return Material Authorization Number" (an "RMA Number"). GOCA shall be responsible for the costs of returning defective or nonconforming Products to Telkonet and Telkonet will be responsible for the costs of sending repaired or replacement Products back to GOCA. Any Products being returned to Telkonet shall be shipped freight prepaid and shall prominently display on the outside of the packaging thereof the RMA Number applicable to the enclosed Product(s). Any return shipment shall further include (i) a written description of the technical or performance reason for such return, and (ii) a return address, e-mail address and telephone number of a technical contact at GOCA whom Telkonet may contact to discuss the returned product(s). Upon expiration of the warranty with respect to any Product, Telkonet shall provide repair services of such Products at the rates set forth on Exhibit D, attached hereto and made a part hereof, and in the manner as set forth in Section 3.3.

3.2 Technical Support. At all times during the Term and for a period of ninety (90) days thereafter, Telkonet shall provide GOCA with technical support regarding the Products during Telkonet's normal business hours [at no additional cost to GOCA].

3.3 Repair/Service Procedure. For all Products that are not covered by the warranty claims, Telkonet will provide repair and maintenance service as requested by GOCA ("Repair Service"). Such Repair Service shall be provided to GOCA and GOCA customers at the rates listed in Exhibit D. Telkonet shall provide the Repair Service and shall return the repaired Products to GOCA (or to any other party as otherwise instructed by GOCA) within a period of 15 business days after the receipt of such Products by Telkonet. The process for sending Products to Telkonet for purposes of Repair Services shall be the same as described in Section 3.1(b). After the end of the warranty period specified in Section 3.1(a), GOCA shall be responsible for the shipment costs for return of Products to Telkonet and shipment of repaired Products by Telkonet back to GOCA. Telkonet shall provide replacement and/or spare parts to GOCA at the prices set forth in Exhibit D and, as requested by GOCA, to facilitate timely repair and/or maintenance of the Products. Telkonet agrees to ship the replacement and/or spare parts to GOCA within 15 business days after such replacement and/or spare parts are ordered by GOCA.

3.4 Warranty Disclaimer. EXCEPT FOR THE WARRANTY CONTAINED WITH THE PRODUCTS AND AS EXPRESSLY SET FORTH HEREIN, TELKONET MAKES NO ADDITIONAL WARRANTIES AND DISCLAIMS ALL STATUTORY OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE AND ANY WARRANTIES OF NONINFRINGEMENT. TELKONET DOES NOT WARRANT THAT THE PRODUCTS WILL MEET ANY REQUIREMENTS OTHER THAN THE SPECIFICATIONS OR THAT THE OPERATION OF THE PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE.

SECTION 4. RELATIONSHIP OF THE PARTIES.

GOCA'S RELATIONSHIP WITH TELKONET DURING THE TERM OF THIS AGREEMENT SHALL BE THAT OF AN INDEPENDENT CONTRACTOR. THIS AGREEMENT DOES NOT CREATE THE RELATIONSHIP OF PRINCIPAL AND AGENT BETWEEN TELKONET AND GOCA FOR ANY PURPOSE WHATSOEVER. THIS AGREEMENT SHALL NOT BE CONSTRUED AS CONSTITUTING GOCA AND TELKONET AS PARTNERS, OR AS CREATING ANY OTHER FORM OF LEGAL ASSOCIATION OR ARRANGEMENT WHICH WOULD IMPOSE LIABILITY UPON ONE PARTY FOR THE ACT OR OMISSION OF THE OTHER PARTY. NEITHER PARTY IS GRANTED ANY EXPRESS OR IMPLIED RIGHT OR AUTHORITY BY THE OTHER PARTY TO ASSUME OR CREATE ANY OBLIGATION OR RESPONSIBILITY IN CONNECTION WITH ANY ORDER, CONTRACT, SALES AGREEMENT OR CREDIT AGREEMENT OR OTHERWISE ON BEHALF OF OR IN THE NAME OF THE OTHER PARTY, OR TO BIND THE OTHER PARTY IN ANY MANNER WHATSOEVER.

SECTION 5. TERMS AND TERMINATION

5.1 Term. Unless terminated earlier as provided herein, this Agreement shall be effective as of the date hereof and shall remain in effect for a period of one year (the "Initial Term"). This Agreement, after the Initial Term, shall be automatically renewed from year to year, unless either party provides the other party with notice of its intent not to renew this Agreement at least ninety (90) days prior to the expiration of this Agreement or any extension thereof.

5.2 Termination. (a) If either party defaults in the performance of any of the terms, conditions, obligations, undertakings, covenants, or liabilities set forth in this Agreement, the other party shall give the defaulting party notice of such default. If the defaulting party has not remedied the default within thirty (30) days following notice thereof, the party giving notice may immediately terminate this Agreement by providing the defaulting party with written notice of termination;

(b) If either party (i) becomes insolvent, (ii) discontinues its business, (iii) institutes voluntary bankruptcy proceedings or has involuntary bankruptcy proceedings instituted against it, or (iv) makes an assignment for the benefit of creditors, the other party may immediately terminate this Agreement by giving written notice to the non-terminating party.

(c) If a third party files a claim alleging that the Product and/or the Technology infringes upon its rights and Telkonet determines in its reasonable business judgment that the Product and/or Technology is, in fact, infringing and cannot be modified to eliminate such infringement, then Telkonet may immediately terminate this Agreement by providing written notice to GOCA.

5.3 Effect of Expiration of Termination. The expiration or termination of this Agreement shall not relieve either party from its obligations which have accrued pursuant to the provisions of this Agreement prior to such expiration or termination. Upon the expiration or termination of this Agreement, Telkonet shall immediately cease all use of GOCA Trademarks. Except in the case of termination pursuant to Section 5.2(c), as of the effective date of expiration or termination of this Agreement, Telkonet shall fill and ship in the manner provided by this Agreement, all orders listed in the purchase orders submitted by GOCA prior to the date of expiration or termination of this Agreement. Sections 2.2, 3.1, 3.2, 3.3, 3.4, 4, 5.3, 6.1, 6.2, 6.3, 7 and 8 shall survive any termination or expiration of this Agreement.

SECTION 6. REPRESENTATIONS AND WARRANTIES; CONFIDENTIAL INFORMATION; LIMITED EXCLUSIVITY.

6.1 Mutual Warranties. Each party hereto warrants and represents to the other party that (i) such party has the right to perform its obligations set forth herein, and (ii) that the performance of its obligations hereunder does not conflict with any order, law, rule or regulation or any agreement or understanding by which such party is bound.

6.2 Telkonet's Warranties. Telkonet represents and warrants that: (i) all Products shipped pursuant to this Agreement shall be new and shall be free from defects in material and workmanship, (ii) all Products shall be in compliance with all applicable laws, rules and regulations governing the manufacture of the Products and the handling, packaging, loading and shipping of the Products to GOCA, (iii) Telkonet is the sole and exclusive owner of all right, title and interest in and to the Technology, (iv) the Products and Technology are free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever, and there is not pending or, to its knowledge, threatened any investigation, proceeding, inquiry or other review by any federal, state, municipal, local or foreign regulatory, administrative or governmental office or offices with respect to the right, title or interest to the Products and/or the Technology, (v) the warranty services and Repair Services shall be rendered by Telkonet with promptness, efficiency, and diligence and shall be executed in a workmanlike, professional and

cost effective manner meeting or exceeding the industry standards and meeting the reasonable specifications provided by GOCA for such services, (vi) the Technology and Products do not infringe upon or violate any patents, copyrights and any other intellectual property rights of any person and/or entity, (vii) there is not pending or, to its knowledge, threatened any claim or litigation against Telkonet contesting Telkonet's right to manufacture, distribute or sell the Products, and (viii) Telkonet agrees that GOCA shall be entitled to rely upon and pass on to its customers the warranties for the Products provided by Telkonet and set forth in this Agreement.

6.3 Confidentiality. The parties acknowledge that all Confidential Information (as hereinafter defined) disclosed by the other party (the "Disclosing Party") is extremely sensitive and highly confidential and that the Disclosing Party is the sole and exclusive owner of the Confidential Information. Each party therefore agrees to (i) protect all Confidential Information with the highest degree of care to prevent its disclosure to third parties, including, but not limited to, undertakings, precautions, and actions that it normally uses to protect its own confidential or proprietary information; (ii) hold in trust and confidence the Confidential Information and not disclose, disseminate, discuss, or communicate any part of or all of the Confidential Information to any third party, person or entity, and shall not reproduce or copy by any means the Confidential Information delivered pursuant to this Agreement, and (iii) use the Confidential Information only for the purposes set forth in this Agreement unless otherwise agreed to in writing by the Disclosing Party. Each party shall disclose the Confidential Information only to those of its employees who have a need to know such Confidential Information solely in connection with the permitted use under this Agreement. Each party shall inform its employees who receive the Confidential Information of the terms of this Agreement and, prior to such disclosure, shall require such persons to agree to hold such Confidential Information subject to the restrictions imposed by this Agreement and to consent to be bound by this Agreement. Each party acknowledges and agrees that any Confidential Information received as a result of this Agreement shall not be used by such party, either directly or indirectly, to compete with the Disclosing Party or to in any manner obtain a competitive advantage over the Disclosing Party. No public announcement or disclosure of the purpose set forth in this Agreement is to be made by either party unless such announcement has been approved by the Disclosing Party. For purposes of this Agreement, "Confidential Information" shall mean all information whether in oral, written, visual, electronic or other form, disclosed by the Disclosing Party or observed by either party or its employees, either prior to, on or after the Effective Date, including without limitation: (i) that is marked as confidential or proprietary, (ii) engineering and other technical data and information, inventions, improvements, patent disclosures, schematics, fabrication and production procedures, business and commercial information, as well as know-how provided by the Disclosing Party or its agents, or observed by either party or its employees, which relate in any manner to the business, operations, products or services of the Disclosing Party, and (iii) trade secrets, information relating to distribution methods, sales information, warranty information, customer or market information as well as such data, research, reports, data, information, procedures and know-how as may be embodied in any notes, drawings, blueprints, specifications, design sheets, engineering data and software, models or prototypes, as well as all other tangible or intangible professional, scientific or technological information provided or revealed by the Disclosing Party or observed by either party or its employees.

6.4 Exclusivity. Telkonet agrees that, during the Term, it will not participate in any private label arrangement with respect to the Products with any person or entity that directly competes with GOCA in the Business.

SECTION 7. INDEMNIFICATION

7.1 By Telkonet. Telkonet will indemnify, defend and hold harmless GOCA and its officers, directors, agents, employees, attorneys and permitted assigns (collectively, "GOCA Indemnified Parties") from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, enforcement action or criminal or other proceeding, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any such claim, proceeding or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by GOCA or any GOCA Indemnified Party, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, or covenants made by Telkonet in this Agreement.

7.2 By GOCA. GOCA will indemnify, defend and hold harmless Telkonet and its officers, directors, agents, employees, attorneys and permitted assigns (collectively, "Telkonet Indemnified Parties") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Telkonet or any Telkonet Indemnified Party, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties or covenants made by GOCA in this Agreement.

7.3 Limitation of Liability. Notwithstanding anything else to the contrary in this Agreement or otherwise, Telkonet will in no event be liable with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal, contractual or equitable theory for: (i) any indirect, special, incidental or consequential damages, however caused and whether or not advised in advance of the possibility of such damages; or (ii) damages for lost profits or lost data; or (iii) cost of procurement of substitute goods, technology or services.

SECTION 8. MISCELLANEOUS

8.1 Sales and Use Taxes. GOCA agrees to provide to Telkonet, upon Telkonet's reasonable request, a copy of GOCA's sales and use tax exemption documentation.

8.2 Assignment. This Agreement shall not be assigned or transferred by either party (including without limitation by statutory merger, operation of law, change of control or otherwise), nor may either party delegate its duties hereunder, without the prior written consent of the other party. All covenants and agreements by or on behalf of the parties are the exclusive terms of the relationship between the parties and shall bind and inure to the benefit of their respective permitted successors or assigns.

8.3 Notices. All notices, requests, demands and other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon personal delivery, or five (5) days after being mailed by registered or certified mail, return receipt requested, or one (1) business day after being sent by nationally recognized overnight courier, or on the date of the transmission if sent by facsimile or e-mail (provided that notice shall be effective on the first business day following the date of transmission if

transmission is effected on a non-business day or after normal business hours). Notice to the parties shall be addressed to the address first set forth above, unless notice of a change of address is given pursuant to the provisions of this section.

8.4 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without reference to any conflict-of-laws or choice-of-laws rules thereof).

8.5 Binding Effect. This Agreement is binding upon, and shall inure to the benefit of the parties and their successors and permitted assigns.

8.6 Counterparts. This Agreement may be executed in multiple counterparts, all of which together shall constitute one Agreement binding on the parties.

8.7 Entire Agreement; Amendment. As of the Effective Date, this Agreement, together with all exhibits attached hereto which are hereby incorporated by reference, supersedes and terminates without any liability to either party (i) any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof, (ii) contains all of the covenants and agreements between the parties with respect to said matter, and (iii) terminates any and all oral or written agreements between the parties with respect to the subject matter hereof.

8.8 Nonwaiver of Rights. Failure of either party hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights, or elections shall not preclude or prejudice such party from later enforcing or exercising the same or any other provisions, rights, or elections which it may have under this Agreement.

8.9 Headings. The headings and captions used in this Agreement are intended and shall for all purposes be deemed to be for convenience only and shall have no force or effect whatsoever in the interpretation of this Agreement.

8.10 Invalid Provisions. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the reminder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

8.11 Force Majeure. The parties shall not be responsible for or liable for failure to perform any part of this Agreement or for any delay in the performance of any part of this Agreement, directly or indirectly resulting from or contributed to by any foreign or domestic embargoes, seizures, acts of God, insurrections, wars and/or continuance of war, or the adoption or enactment of any law, ordinances, regulation, ruling, or other directly or indirectly interfering with the Products, delivery, or lack of the usual means of transportation, fires, floods, explosions, strikes, or other accidents, which events or contingencies are reasonably beyond the control of the party obligated to perform. Upon the occurrence or any such event, the affected party shall, as soon as reasonably practicable thereafter, notify the other party of the nature and extent of any

such force majeure condition, and the parties shall thereafter discuss the situation in good faith and use their best efforts to find a mutually satisfactory accommodation.

8.12 Order of Precedence. The terms, conditions and provisions of any purchase order, invoice, confirmation, acknowledgement, receipt, bill-of-lading or other similar document relating to the transactions completed in connection with this Agreement shall be subject and subordinate to the terms, provisions and conditions of this Agreement. In the event of a conflict between the terms, conditions and provisions of any such document and of this Agreement, the terms, conditions and provisions of this Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

GEEKS ON CALL AMERICA, INC.	TELKONET, INC.
By:__________	By: Dorothy E. Cleal
Name:__________	Name: Dorothy E. Cleare
Title:__________	Title: Executive Vice President

such force majeure condition, and the parties shall thereafter discuss the situation in good faith and use their best efforts to find a mutually satisfactory accommodation.

8.12 Order of Precedence. The terms, conditions and provisions of any purchase order, invoice, confirmation, acknowledgement, receipt, bill-of-lading or other similar document relating to the transactions completed in connection with this Agreement shall be subject and subordinate to the terms, provisions and conditions of this Agreement. In the event of a conflict between the terms, conditions and provisions of any such document and of this Agreement, the terms, conditions and provisions of this Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

GEEKS ON CALL AMERICA, INC.	TELKONET, INC.
By: [signature]	By:____________________
Name: DOUGLAS J. GLENN	Name:____________________
Title: SECRETARY	Title:____________________